     1680 Capital One Drive McLean, VA 22102-3491

     FOR IMMEDIATE RELEASE: October 27, 2003

Contacts:	Paul Paquin	Tatiana Stead
	V.P., Investor Relations	Director, Corporate Media
	703-720-2456	703-720-2352

Lewis Hay III and Mayo A. Shattuck III Join
Capital One Board of Directors

Experienced business leaders fill two newly created seats as independent, outside directors on the Capital One Board

MCLEAN, VA. October 27, 2003 – Capital One Financial Corporation (NYSE: COF) today announced that Lewis Hay III, Chairman, President and Chief Executive Officer of FPL Group, Inc. (NYSE: FPL), and Mayo A. Shattuck III, Chairman, President and Chief Executive Officer of Constellation Energy Group (NYSE: CEG) have been appointed to the company’s Board of Directors. Hay and Shattuck will fill two newly created seats on the Board and will be submitted to Capital One stockholders in April for re-election.

     “We are delighted and honored to have the experience and business acumen that Lew and Mayo offer to our Board,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Both Lew and Mayo bring strong backgrounds in strategy, finance and operations and the perspective of a sitting Chief Executive Officer of a Fortune 500 company. They will be a tremendous asset to our board and our management team.”

     Hay became chairman of FPL Group in 2002, following his appointment as president and CEO in June 2001. He joined FPL Group in 1999 as chief financial officer and was promoted to president of FPL Energy in March 2000. FPL Group is one of the nation’s largest electric companies and is the parent of Florida Power & Light Company, which serves 8 million people in Florida. Its wholesale power generation business, FPL Energy, operates power plants in more than 20 states.

     Before joining FPL Group, Hay was executive vice president and CFO of U.S. Foodservice, where he helped build the company from $1 billion in sales in 1991 to more than $6 billion in sales in 1999. Prior to that, he was partner and senior vice president at Mercer Management Consulting

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Lewis Hay III and Mayo A. Shattuck III Join Capital One Board of Directors

where he led the firm’s Washington, D.C.-based strategy practice, assisting Fortune 100 companies in developing business strategies and execution plans.

     Hay serves on the board of directors of Harris Corporation and the Institute of Nuclear Power Operations (INPO), which encompasses all U.S. commercial nuclear operating organizations. He is a member of the Business Board of Advisors at Carnegie Mellon University’s Graduate School of Industrial Administration, a trustee of the Benjamin School and a member of the Florida Council of 100.

     Shattuck was appointed President and Chief Executive Officer of Constellation Energy Group in 2001 and was appointed Chairman of the Board in July 2002. Prior to joining Constellation Energy, Shattuck was with Deutsche Bank where he served as Chairman of the Board of Deutsche Banc Alex. Brown and Global Head of the Investment Banking Division.

     Shattuck also serves as a Director of Constellation Energy Group, Inc. and Gap Inc. He is formerly a member of the Board of Directors of Deutsche Bank’s U. S. Bank boards, which are Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas.

About Capital One
Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products and Capital One Auto Finance, Inc., which offers auto loan products. Capital One’s subsidiaries collectively had 46.4 million managed accounts and $67.3 billion in managed loans outstanding as of September 30, 2003. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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